UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CORNELL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 14, 2007

To Our Stockholders:

Notice is hereby given that the annual meeting of stockholders (the “Annual Meeting”) of Cornell Companies, Inc. (the “Company”) will be held at the offices of the Company located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, on Thursday, June 14, 2007, for the following purposes:

1.                To elect nine directors to the board of directors of the Company;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007; and

3.                To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

Stockholders of record at the close of business on April 20, 2007 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, you are requested to mark, sign, date and mail promptly the enclosed proxy for which a return envelope is provided.

By Order of the Board of Directors,

William E. Turcotte
General Counsel and Corporate Secretary

Houston, Texas
April 30, 2007

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies on behalf of the board of directors of Cornell Companies, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at the annual meeting of stockholders to be held on Thursday, June 14, 2007, at the offices of the Company at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”). Copies of the Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about May 8, 2007.

In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by regular employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their reasonable expenses. The cost of solicitation of proxies will be paid by the Company.

A proxy received by our board of directors may be revoked by the stockholder giving the proxy at any time before it is exercised. A stockholder may revoke a proxy by notification in writing addressed to the Corporate Secretary of the Company at 1700 West Loop South, Suite 1500, Houston, Texas 77027. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote, or on which no specification has been indicated, will be voted FOR the election as directors of the nominees listed therein, FOR the ratification of PricewaterhouseCoopers LLP as our independent public accountants and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

The board of directors has fixed the close of business on April 20, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of this date, there were 14,163,493 shares of outstanding common stock, par value $0.001 per share (“Common Stock”), of the Company, and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposal to be presented at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT OF THE COMPANY
AND PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to our shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of April 15, 2007, unless otherwise specified, by (i) all persons known to possess voting or dispositive power over more than 5% of the Common Stock, (ii) each director / director nominee and named executive officer, and (iii) all directors / director nominees and executive officers of the Company as a group:

	Amount and Nature of Beneficial Ownership(1)	Percentage
Anthony R. Chase	39,504	*
Richard Crane	19,868	*
Zachary R. George	22,098	*
Todd Goodwin	29,632	*
James E. Hyman	132,988	*
Andrew R. Jones(2)(7)	737,808	5.2%
Alfred J. Moran, Jr.	6,918	*
John R. Nieser	32,200	*
Patrick N. Perrin(3)	79,357	*
D. Stephen Slack	42,034	*
William E. Turcotte	10,000	*
Sally L. Walker	16,250	*
Max Batzer(9)	—	*
All directors, nominees and executive officers as a group (13 persons)	1,168,657	8.3%
Wynnefield Capital Inc.(4) 450 Seventh Avenue, Suite 509 New York, NY 10123	2,492,300	17.6%
Albert Fried & Company, LLC(5) 60 Broad Street, 39th Floor New York, NY 10004	1,821,365	12.9%
Dimensional Fund Advisors, Inc.(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,223,600	8.6%
North Star Partners, L.P.(7) 274 Riverside Avenue Westport, CT 06880	734,058	5.2%
Dolphin Management(8) 96 Cummings Point Road Stamford, CT 06902	715,200	5.1%

*                    Less than 1.0%.

(1)          Includes (i) shares subject to stock options exercisable within 60 days (29,350 for Mr. Chase, 16,250 for Mr. Crane, 16,250 for Mr. George, 16,250 for Mr. Goodwin, 37,334 for Mr. Hyman, 3,750 for Mr. Jones, 3,750 for Mr. Moran, 12,200 for Mr. Nieser, 26,557 for Mr. Perrin, 23,750 for Mr. Slack, 16,250 for Ms. Walker, and 201,691 for all the above as a group), and (ii) unvested restricted shares held by Mr. Hyman (85,000), Mr. Nieser (20,000), Mr. Perrin (10,000), Mr. Turcotte (10,000) and 125,000 for all the above as a group.

(2)          Mr. Jones is Managing Member of North Star Partners, LP. See Footnote 7.

(3)          Includes 2,000 shares owned by his wife, as to which Mr. Perrin disclaims beneficial ownership.

(4)          Based upon information set forth in a Schedule 13D/A filed with the SEC on April 9, 2007 by Wynnefield Partners Small Cap Value, L.P.; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Partners Small Cap Value, L.P. I; Channel Partnership II, L.P.; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Nelson Obus; and Joshua Landes. Mr. Obus is the Co-Managing Member of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital Management, LLC; the President of Wynnefield Small Cap Value Offshore Fund, Ltd. and Wynnefield Capital, Inc.; and the General Partner of Channel Partnership II. L.P. The Schedule 13D/A indicates that (i) Wynnefield Partners Small Cap Value, L.P. has sole voting power and sole dispositive power with respect to 696,200 shares of common stock, (ii) Wynnefield Small Cap Value Offshore Fund, Ltd. has sole voting power and sole dispositive power with respect to 897,600 shares of common stock, (iii) Wynnefield Partners Small Cap Value, L.P. I has sole voting power and sole dispositive power with respect to 867,700 shares of common stock, (iv) Channel Partnership II, L.P. has sole voting power and sole dispositive power over 30,800 shares of common stock, (v) Wynnefield Capital Management, LLC has sole voting power and sole dispositive power with respect to 1,563,900 shares of common stock, (vi) Wynnefield Capital, Inc. has sole voting power and sole dispositive power with respect to 897,600 shares of common stock, (vii) Nelson Obus has sole voting power and sole dispositive power with respect to 30,800 shares of common stock and shared voting power and shared dispositive power with respect to 2,461,500 shares of common stock, and (viii) Joshua Landes has shared voting power and shared dispositive power with respect to 2,461,500 shares of common stock. In addition, Mr. Max Batzer, one of our nominees for director, is a Portfolio Manager at Wynnefield Capital, Inc.

(5)          Based upon information set forth in a Schedule 13G/A filed with the SEC on April 9, 2007 by Albert Fried & Company, LLC. The Schedule 13G/A indicates that (i) Albert Fried & Company, LLC has sole voting power and sole dispositive power with respect to 1,222,665 shares of common stock and (ii) Albert Fried, Jr. has sole voting power and sole dispositive power with respect to 598,700 shares of common stock and shared dispositive power with respect to 1,222,665 shares of common stock.

(6)          Based upon information set forth in a Schedule 13G filed with the SEC on February 8, 2007 by Dimensional Fund Advisors, Inc. The Schedule 13G indicates sole voting power and sole dispositive power with respect to the referenced shares of common stock.

(7)          Based upon information set forth in a Schedule 13D filed with the SEC on January 19, 2007 by North Star Partners, L.P.; North Star Partners II, L.P.; Circle T. Explorer Master Limited; NS Advisors, LLC; and Andrew R. Jones. Mr. Jones is the Manager of NS Advisors, LLC, which is the General Partner to North Star Partners, L.P., North Star Partners, II L.P., and Circle T. Explorer Master Limited. The Schedule 13D indicates that (i) North Star Partners, L.P. has sole voting power and sole dispositive power with respect to 375,134 shares of common stock, (ii) North Star Partners II, L.P. has sole voting power and sole dispositive power with respect to 334,029 shares of common stock, (iii) Circle T. Explorer Master Limited has sole voting power and sole dispositive power with respect to 24,895 shares of common stock, (iv) NS Advisors, LLC has shared voting power and shared dispositive power with respect to 734,058 shares of common stock, and (v) Andrew R. Jones has shared voting power and shared dispositive power with respect to 734,058 shares of common stock.

(8)          Based upon information set forth in a Schedule 13D filed with the SEC on February 26, 2007 by Dolphin Limited Partnerhip I, L.P.; Dolphin Financial Partners, L.L.C.; Dolphin Limited Partnership III, L.P.; and Donald T. Netter. Mr. Netter is the manager of Dolphin Financial Partners L.L.C. He is also the President and Senior Managing Director of Dolphin Holdings Corp., which is the managing member of Dolphin Associates, LLC (the general partner of Dolphin Limited Partnership I, L.P.) and Dolphin Holdings Corp. III, which is the managing member of Dolphin Associates III, LLC (the general partner of Dolphin Limited Partnership III, L.P.). The Schedule 13D indicates that

(i) Dolphin Limited Partnership I, L.P. has sole voting power and sole dispositive power with respect to 238,000 shares of common stock, (ii) Dolphin Financial Partners, L.L.C. has sole voting power and sole dispositive power with respect to 187,000 shares of common stock, (iii) Dolphin Limited Partnership III, L.P. has sole voting power and sole dispositive power with respect to 290,200 shares of common stock, and (iv) Donald T. Netter has sole voting pwer and sole dispositive power with respect to 715,200 shares of common stock.

(9)          Mr. Batzer is a Portfolio Manager of Wynnefield Capital, Inc. See Footnote 4.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during 2006 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Nine directors are to be elected at the Annual Meeting. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy FOR the election as a director of each of the persons named as a nominee below under “Nominees for Director” unless authority to vote in the election of directors is withheld on such proxy. The directors will be elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. If, for any reason, at the time of the election one or more of the nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the board of directors. In accordance with the Company’s Amended and Restated Bylaws, the directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Stockholders do not have the right to cumulate votes with respect to voting for directors.

The Company recommends voting “For” the nominees.

Nominees for Director

The following table sets forth the name, age and principal position of our directors and the director nominee as of April 15, 2007 that are nominated for election. Our board size is 10 directors, with one seat currently vacant. Max Batzer is a nominee that we expect to name as a director in May 2007 to fill the vacancy. Sally L. Walker is a director who will not seek re-election at the meeting. We plan to reduce the size of our board to nine directors immediately after the Annual Meeting. There are no family relationships between any of our officers or directors or our director nominee.

Name	Age	Position
Max Batzer	63	Nominee for Director
Anthony R. Chase	52	Director
Richard Crane	60	Director
Zachary R. George	29	Lead Director
Todd Goodwin	75	Director
James E. Hyman	47	Chairman, Chief Executive Officer & Director
Andrew R. Jones	44	Director
Alfred Jay Moran, Jr.	63	Director
D. Stephen Slack	57	Director

Max Batzer is expected to be named as a director of the Company in May 2007. Since 1999, Mr. Batzer has been with Wynnefield Capital, Inc., where he currently serves as a Portfolio Manager. From 1991 to January 1999, he was Chairman of the Board and CEO of Diagnostic Health Services. From 1981 until 1988, he was director and executive committee member of Simmons Airlines Inc., a publicly traded regional airline. From 1981 through 1991, Mr. Batzer was President of General Hide and Skin Corporation, a worldwide commodity trading organization. Mr. Batzer received his BSE from the Wharton School at the University of Pennsylvania and his MBA from the University of Arizona.

Anthony R. Chase has been a director of the Company since October 1999. Mr. Chase has served as Chairman and Chief Executive Officer of ChaseCom Limited Partnership since December 1998 and as President and Chief Executive Officer of Faith Broadcasting, L.P. since November 1993. Mr. Chase is also Chairman of the Board of the Telecom Opportunity Institute, a non-profit organization to increase career, education and job training opportunities in technological fields for poor and historically underserved communities. Mr. Chase serves on the Board of Trustees for Fisk University. Mr. Chase is Vice Chairman of the Federal Reserve Bank of Dallas and is a Professor of Law at the University of Houston Law Center. Mr. Chase received his JD from Harvard Law School, his MBA from Harvard Business School and his AB from Harvard College.

Richard Crane has been a director of the Company since June 2005. An attorney at law, Mr. Crane has been a sole practitioner since 1988. Mr. Crane represents individual, corporate and government clients in corrections and sentencing matters. Mr. Crane has also been a consultant in more than 30 corrections privatization projects and serves on the Practitioners’ Advisory Group to the United States Sentencing Commission. From 1984 through 1987, Mr. Crane served as General Counsel for Corrections Corporation of America. Mr. Crane also previously served as Chief Legal Counsel for the Louisiana Department of Corrections and as Director of the American Correctional Association’s Legal Issues Project. Mr. Crane received his JD from Louisiana State University. Mr. Crane has authored numerous articles on prison and privatization issues, including Monitoring Correctional Services Provided by Private Firms.

Zachary R. George has been a director of the Company since June 2005 and was appointed lead director in March 2007. Mr. George has been a Portfolio Manager of FrontFour Capital Group LLC, since January 2007. Prior to joining FrontFour Capital Group LLC, Mr. George was a Senior Investment Analyst of Pirate Capital LLC, covering private corrections and other industries, from 2004 to 2006. From 2002 to 2004, Mr. George worked at Mizuho Corporate Bank LTD where he served as an Officer in Portfolio Management, assisting in the management of a $50 billion domestic loan portfolio and originating credit default swap and bank debt trade recommendations. Mr. George received his JD from Brooklyn Law School. Mr. George currently serves as the Lead Independent Director of PW Eagle, Inc.

Todd Goodwin has been a director of the Company since June 2005. Mr. Goodwin retired in 2002 as a Partner of Gibbons, Goodwin, van Amerongen (“GGvA”), having spent 18 years with the investment banking firm. During Mr. Goodwin’s tenure, GGvA organized management buyouts and purchased businesses with a total value of approximately $7 billion. Mr. Goodwin previously served as a Managing Director of Merrill Lynch. Mr. Goodwin has served as a director on the boards of several companies, including Southwest Forest Industries, RT French Company, Rival Company, Schult Homes, Specialty Equipment, Horace Mann Education Corporation, Robert Half International, Riverwood International, Johns Manville Corporation, Ladish Company, EKCO Housewares, Merrill Lynch Institutional Fund, Southampton Hospital and the Peconic Health Corporation. Mr. Goodwin is a director of PW Eagle and a Trustee of the Madison Square Boys & Girls Club. Mr. Goodwin received his AB from Harvard College.

James E. Hyman has been the Chief Executive Officer since January 2005 and was named Chairman of the Board in February 2005. Mr. Hyman was a Senior Managing Director at FTI Palladium Partners from October 2004 to January 2005. From 2003 to 2004, Mr. Hyman was a Partner with Sandhurst Capital. From 1999 to 2002, Mr. Hyman was with Starwood Hotels and Resorts Worldwide, where he served as

Executive Vice President. Prior to that time, he held senior positions with GE Capital, Sequa Corporation and McKinsey & Co., and he started his career with JP Morgan. Since 2000, Mr. Hyman has also served as Chairman of the not-for-profit Mega-Cities Project. Mr. Hyman received an MBA, with distinction, from the Harvard Business School and an AB, with honors, from the University of Chicago.

Andrew R. Jones, CFA has been a director of the Company since March 2007. Mr. Jones has been the Managing Member of North Star Partners, LP since 1996. From 1988 to 1995, Mr. Jones was a Managing Director at Tweedy, Browne, where he was responsible for identifying undervalued securities in domestic and international markets. From 1986 to 1988, Mr. Jones was a Securities Analyst for Glickenhaus & Company. He is a Chartered Financial Analyst and is a member of the New York Society of Securities Analysts. Mr. Jones received his MBA from the University of Chicago.

Alfred Jay Moran, Jr. has been a director of the Company since June 2005. Mr. Moran is Chairman and Chief Executive Officer of the Moran Group, LLC, a turnaround, value creation consulting firm that he founded in 2003. He is currently Deputy Director of Finance and Administration for the City of Houston. During 2005 and 2006, he served as Director and Non-Executive Chief Strategy and Restructure Officer of Strome Investment Management, LP. During 2004, he served as Chief Strategy and Restructuring Officer of Cooperheat MQS, Inc. Throughout his career, Mr. Moran has been responsible for the turnaround or value enhancement, as CEO or consultant, of over 50 companies in many industries. Prior to 2003, he was Senior Managing Director of the Value Creation Practice, as well as Principal and Member of the Executive Committee of Kibel, Green, Inc. Mr. Moran received his MBA from Harvard Business School, his BA from the University of North Carolina, and he attended the Stanford Corporate Directors College at Stanford University.

D. Stephen Slack has been a director of the Company since March 2003. Mr. Slack has been President and Chief Executive Officer of South Bay Resources, LLC, an energy exploration company since March 2003. Mr. Slack was Chief Financial Officer and Principal of Andex Resources, LLC, an energy exploration and production company, from June 2000 to January 2003. From 1995 to 2000, Mr. Slack was Chief Financial Officer of Inventory Management and Distribution Company, an independent manager of natural gas storage and transportation assets. Mr. Slack previously served as Chief Financial Officer of Pogo Producing Company. Mr. Slack received his BS from the University of Southern California and his MBA from Columbia University.

Agreement with Wynnefield Capital, Inc. and North Star Partners, LP

We are a party to an agreement with Wynnefield Capital, Inc. and certain of its related parties (“Wynnefield”) and North Star Partners, LP and certain of its related parties (“North Star”) pursuant to which (i) we agreed to fill the existing director vacancy created by the departure of Leon Clements with Mr. Batzer at the next meeting of directors, currently scheduled to occur in May 2007, (ii) we agreed to nominate the director slate described in this proposal for the upcoming Annual Meeting and Wynnefield and North Star agreed to vote their shares in favor of such slate, and (iii) we agreed to place Mr. Jones on the compensation committee and Mr. Batzer on the nominating and governance committee, provided that their placement on such committees does not violate applicable law or stock exchange rules or regulations. During the term of the agreement, Wynnefield has the right to designate a replacement for Mr. Batzer should he cease to be a nominee or a director for any reason, and North Star Partners has the right to designate a replacement for Mr. Jones should he cease to be a director for any reason. The agreement terminates on March 9, 2008. Neither Wynnefield nor North Star Partners is obligated to vote for other stockholder proposals made by the board of directors of the Company.

CORPORATE GOVERNANCE

We believe that we have good corporate governance practices, and the nominating and governance committee of the board continues to evaluate our governance practices. The board of directors has adopted corporate governance guidelines that address the practices of the board and specify criteria for determining a director’s independence. These criteria supplement the listing standards of the NYSE and SEC rules. The corporate governance guidelines also address business conduct and ethics for directors. We also have a code of business conduct, which is a code of ethics that applies to all directors and all employees, including the chief executive officer, the chief financial officer and our chief accounting officer. The board is strongly predisposed against any waivers of the ethical provisions of the corporate governance guidelines or the code of business conduct for a director or an executive officer. In the unlikely event of a waiver, the action will be promptly disclosed on our website noted below. If the corporate governance guidelines or the code of business conduct are amended, the revised version will also be posted on the website noted below.

Our current governance documents may be found on our website at www.cornellcompanies.com under “Corporate Governance.” Among the information you can find there is the following:

•       corporate governance guidelines;

•       audit committee charter;

•       compensation committee charter;

•       nominating and governance committee charter; and

•       policy governing business conduct.

Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027.

We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.

Director Independence.   The board of directors evaluates the independence of each director in accordance with applicable laws, regulations, listing standards and our corporate governance guidelines. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. The board considers all relevant facts and circumstances in assessing whether a director is independent.

The board has carefully considered the criteria of the NYSE and our corporate governance guidelines and believes that each of Ms. Walker and Messrs. Chase, Jones, Crane, George, Goodwin, Moran and Slack is independent and that Mr. Batzer, the nominee for director who we expect to add to the board in May to fill our vacant board seat, is also independent. The board has carefully considered Mr. Jones’ relationship with North Star Partners, L.P., which owns approximately 5% of our common stock, and has determined that this relationship does not prevent Mr. Jones from being an independent director under NYSE rules. In addition, the board has carefully considered Mr. Batzer’s relationship with Wynnefield Capital, Inc., which owns approximately 18% of our common stock, and has determined that this relationship does not prevent Mr. Batzer from being an independent director under NYSE rules. The board believes that the executive compensation, audit and nominating and governance committees are composed solely of directors who meet these independence requirements.

To assist it in making determinations of independence, the board has adopted categorical standards as permitted under the listing standards. Although the board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in this report in connection with the board’s independence determinations. A relationship falls within the categorical standards adopted by the board if it:

•       is a type of relationship addressed in

—              the rules of the SEC requiring proxy statement disclosure of relationships and transactions, or

—              the provisions of the NYSE Listed Company Manual listing relationships that preclude a determination of independence,

but under those rules neither requires disclosure nor precludes a determination of independence, or

•       consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

None of the independent directors had relationships relevant to an independence determination that were outside the scope of the board’s categorical standards.

Charitable Contributions.   There were no contributions made to any tax exempt organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such organization’s consolidated gross revenues in 2006.

Executive Sessions.   Executive sessions of non-management directors are held before and after each regularly scheduled board meeting without management present to review the report of the independent auditor, the criteria upon which the performance of the chief executive officer and other senior managers is based, the performance of the chief executive officer against such criteria, the compensation of the chief executive officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the chief executive officer for a general discussion of relevant subjects.

The board of directors has designated Zachary George as the lead director to preside over executive sessions of non-management directors. Shareholders or other interested persons may send communications to the lead director by writing to him c/o Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027.

Stockholder Communication with the Board of Directors.   The board provides a process for stockholders to send communications to the board, any of the directors, the lead director who presides over executive sessions of non-management directors or with non-management directors as a group. Stockholders may send written communications to the board or any of the directors addressed c/o Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027. All communications will be compiled by the Corporate Secretary of the Company and submitted to the addressee on a periodic basis.

Director Attendance at Annual Meetings.   It is the Company’s policy that, to the extent possible, all directors attend the Annual Meeting.

Meetings and Committees of the Board of Directors

During 2006, our board of directors met 9 times. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.

The board of directors has a compensation committee, a nominating and governance committee and an audit committee.

Compensation Committee.   The compensation committee is composed of Richard Crane (chairman), Todd Goodwin, Andrew R. Jones and Sally L. Walker. The compensation committee recommends to the board remuneration arrangements and compensation plans involving the Company’s directors, executive officers and certain other employees whose compensation exceeds specified levels. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see “Compensation Discussion and Analysis.”

The compensation committee met 7 times during the last fiscal year.

Nominating and Governance Committee.   The nominating and governance committee is composed of Todd Goodwin and Richard Crane. We plan to add Max Batzer to the nominating and governance committee upon his appointment to the board in May to fill the vacant board seat. The nominating and governance committee recommends candidates for the board of directors. Nominees to the board of directors are selected based on a number of criteria, including their ability to bring the appropriate experience, qualities, skills, and diverse perspectives to make a constructive contribution to the board, taking into account the board’s composition and its current and future needs. In carrying out its responsibilities, the nominating and governance committee will consider candidates recommended by other directors, employees and stockholders. The nominating and governance committee will consider nominations for directors by stockholders if made in accordance with the Company’s bylaws. Such nominations must be made pursuant to timely notice in writing to the Corporate Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than ninety days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Any stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected); and (ii) as to the stockholder giving notice (a) the name and address, as they appear on the Company’s books, of such stockholder and (b) the class and number of shares of the Company which are beneficially owned by such stockholder.

The nominating and governance committee met 6 times during last fiscal year.

Audit Committee.   The Company’s audit committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act. The audit committee is composed of Alfred J. Moran, Jr. (chairman), Anthony R. Chase and D. Stephen Slack.

The audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of the audit committee have requisite financial literacy and expertise. All members of the Company’s audit committee meet the financial literacy standard required by the NYSE rules, and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that public companies disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•       an understanding of generally-accepted accounting principles and financial statements;

•       an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•       experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•       an understanding of internal controls and procedures for financial reporting; and

•       an understanding of audit committee functions.

The board of directors has affirmatively determined that Mr. Alfred J. Moran, Jr. satisfies the definition of “audit committee financial expert,” and has designated him as an “audit committee financial expert.”

The audit committee met 12 times during the last fiscal year.

Executive Officers

The following table sets forth the names, ages and positions of our executive officers as of April 15, 2007:

Name	Age	Position
James E. Hyman	47	Chief Executive Officer
John R. Nieser	48	Chief Financial Officer and Treasurer
Patrick N. Perrin	46	Senior Vice President, Chief Administrative Officer
William E. Turcotte	43	General Counsel and Corporate Secretary

James E. Hyman has been the Chief Executive Officer since January 2005 and was named Chairman of the board of directors of the Company in February 2005. See “Proposal No. 1, Election of Directors—Nominees for Director” for Mr. Hyman’s biographical information.

John R. Nieser was named Chief Financial Officer in February 2005. Mr. Nieser has served as Treasurer since April 2004 and Acting Chief Financial Officer since August 2004. Prior to joining Cornell in April 2004, he served as Controller from December 2000 to June 2003 for a number of organizations, including GE Aero Energy Products. He also served Guardian Savings and Loan Association in various capacities, including senior vice president, chief financial officer and treasurer from September 1988 to March 2000.

Patrick N. Perrin has served as Senior Vice President since June 2003, Vice President from June 2001 to June 2003 and Chief Administrative Officer since November 1998. Prior to November 1998, Mr. Perrin served as Corporate Director of Risk Management, Employee Benefits and Retirement Plans for Tracor, Inc. from November 1991 to October 1998.

William E. Turcotte was named General Counsel and Corporate Secretary on March 19, 2007. Mr. Turcotte served as the Vice President, Associate General Counsel and Assistant Secretary at Transocean Inc., an offshore drilling company, from October 2005 to the time he joined the Company, and served as Associate General Counsel and Assistant Secretary at Transocean Inc. from January 2000 to October 2005. Mr. Turcotte worked for Schlumberger Limited from 1992 to 2000 in various legal roles including as General Counsel of Sedco Forex, Schlumberger’s drilling company based in Paris, from 1998 to 2000. Mr. Turcotte was in private practice prior to joining Schlumberger.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe our process for setting executive compensation, including a description of our Compensation Committee (the “Committee”) and its role in establishing and evaluating our executive compensation program, our overall executive compensation philosophy and objectives, the elements of our executive compensation program, the performance goals that our program is intended to reward, and decisions we made for 2006 relating to the compensation we paid our executive management team, including all of the executive officers named in the Summary Compensation Table (our “named executive officers”).

Our Executive Compensation Philosophy

Our executive compensation program is designed to attract and retain qualified and effective executive talent and motivate behaviors that drive profitable growth and the creation of long-term value for our shareholders. The primary elements include base salary, short-term performance-based cash incentive compensation and long-term performance-based and time-based equity incentive compensation.

Our executive compensation program is designed to be flexible, market competitive, reward the achievement of established performance criteria and to enhance stock ownership among our named executive officers. The following principles provide the framework for Cornell’s executive compensation program:

Shareholder alignment

Total compensation opportunities are tied to our financial results and operational performance measures. To strengthen our management team’s alignment with shareholders, executives are encouraged to manage from an owner’s perspective by accumulating an equity stake in the Company.

Targeted total compensation

For 2007, overall total compensation opportunities and individual program elements are targeted to the competitive 50th percentile, which is determined by reviewing competitive pay levels at companies with which we may compete for executive talent, such as key management positions for adult and juvenile correctional institutions, skilled nursing-care facilities, psychiatric hospitals, hospitals and similar-sized companies according to both annual revenue and market capitalization.

For 2006, we generally targeted the compensation of our executive officers to fall between the 50th and 75th percentile of general industry compensation levels, based on data provided to us by our compensation consultant, Hewitt Associates (“Hewitt”), for mid-level and senior managers for base salaries and for companies with revenues up to $750 million for cash incentive compensation.

For individual executives, actual pay may vary above or below the benchmark based on a number of relevant factors, including the value to our shareholders, future leadership potential, critical experience/skills, the level of sustained performance and the market demands for talent.

Total compensation mix

Our targeted pay mix of salary and performance-based incentives is designed to reflect a combination of competitive market practices and strategic business needs. The degree of performance-based incentive pay (“at risk” compensation) and the level of total compensation opportunities increase with an executive’s responsibility level.

We have experienced considerable change over the last two years, including changes in mid-level and senior management, changes in our board of directors and having been subject of a proposed “going private” transaction which was ultimately rejected by our shareholders earlier this year. These various changes led to an ongoing review of, and changes in, our performance goals although we have remained focused on our continued compensation philosophy described above.

Compensation Committee’s Role

The primary responsibility for designing, establishing and evaluating our executive compensation program lies with the Committee. The Committee acts under a written Compensation Committee Charter, which describes the Committee and its primary responsibilities.

Our Board of Directors appoints the members of Committee, which is made up of at least two Board members, each of whom is determined to be “independent” under the rules of the New York Stock Exchange. Additionally, no director may serve on the Committee unless he or she:

•       Is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act), and

•       Satisfies the requirements of an “outside director” for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

The Board selects members of the Committee based on their knowledge and experience in compensation matters. Also, we are careful to avoid any conflicts of interest in naming the Committee members. Currently the members of the Committee are Richard Crane, Chairman, Todd Goodwin, Andrew R. Jones and Sally L. Walker. Ms. Walker will not be standing for re-election at our upcoming Annual Meeting.

The Committee meets as frequently as appropriate under the circumstances. The Committee meets separately on at least an annual basis with our Chief Executive Officer, our principal human resources executive and any other corporate officers as the Committee deems appropriate to carry out the Committee’s responsibilities.

The Committee reviews and approves the compensation packages for our named executive officers, including performance goals, target and maximum incentive compensation levels, and equity awards. The Committee also reviews and approves, with input and the recommendation of our chief executive officer, the aggregate compensation of our entire management team (consisting of our other executive officers, our other executives and our senior managers), and the Committee establishes an overall compensation budget for our executives. Specific compensation for individual executives, other than our executive officers, is generally set by our chief executive officer, subject to aggregate compensation limits, a budget approved by the Committee and a review of the compensation for all executives.

The Committee is authorized to engage independent compensation and benefits consultants, and to set the terms of such engagements. Based on this authorization, beginning in 2005, the Committee engaged Hewitt, a nationally known, prominent compensation consultant, to assist the Committee in evaluating and determining our executive compensation and benefits program. Prior to 2005, the Committee had engaged Hewitt for certain limited-scope projects. Historically, Hewitt has assisted the Committee primarily by providing compensation-related data and information, including market data and compensation trends primarily for companies in general industry with revenues up to $750 million. There are few true peer group companies in our industry, and we believe that this mix of comparative companies has provided relevant data for us in this compensation setting process. More recently, the Committee also engaged Hewitt to advise it in designing the incentive compensation package of our chief executive officer, and the Committee has engaged Hewitt to prepare a detailed market data and comparative analysis related to the compensation of our named executive officers, in order to help the Committee establish our executive compensation program for 2007. Additionally, in 2007, the Committee engaged James F. Reda & Associates, LLC, a prominent compensation consultant, to assist the Committee in analyzing and designing our executive compensation program, and to advise the Committee in establishing the compensation of our executives for 2007.

Role of Executives in Compensation Decisions

Our executives also play a significant role in the compensation-setting process, which includes evaluating employee performance, helping the Committee establish business performance targets and objectives, and recommending salary and other compensation levels for our management team. Our chief executive officer participates in Committee meetings from time to time at the request of the Committee to provide background information regarding business initiatives and goals, and the performance of our executive officers; however, our chief executive officer is not present for Committee discussions regarding his compensation.

Elements of Our Executive Compensation Program

While we strive to ensure that our executive compensation program is fair and competitive, we have also tried to maintain a program that can be easily understood by our executives. Our program consists of three basic components: base salary, annual cash-based incentive compensation and long-term equity compensation in the form of time-based and performance-based stock option and restricted stock grants.

Base Salary

Base salary is a critical element of our overall executive compensation program because it provides our executive officers with a base level of guaranteed annual income to perform their responsibilities on a sustained basis. In determining base salaries of each of our executives, we consider the executive’s past and current base salary and overall compensation, as well as the executive’s position, experience, qualifications, past performance and potential role in the future success of our company. We also review the base salaries of comparable executives of other companies based on the data provided to us by our compensation consultants. Finally, we analyze the base salaries of our executives in light of their overall compensation opportunities to ensure not only that the executive has a reasonable guaranteed level of base salary, but also that a significant and appropriate portion of his/her overall compensation is in the form of performance-based incentive compensation. In this way, we attempt to provide appropriate incentives for our executives to stay focused on our company’s performance, and to align the goals of our executive officers with the interests of our shareholders by rewarding outstanding company performance that increases value to our shareholders. Base salaries for our named executive officers, which were determined in light of all of these factors, are specified in the Summary Compensation Table below.

Incentive Compensation Program

As stated above, we believe that it is critical to base a significant portion of the overall compensation of our executives on the attainment of performance goals that are key to the success of our Company. We believe this helps ensure that the primary focus of our executive management team will be on our success and shareholder value. Under the terms of our annual Incentive Compensation Plan (ICP), eligible employees, including our named executive officers, can earn annual cash incentive awards for achieving established performance criteria. With the exception of a guaranteed minimum annual cash incentive payment of $25,000, which our chief executive officer is entitled to receive under the terms of his employment agreement, all annual incentive compensation payments are contingent on the attainment of specified performance goals. The performance goals include both quantitative financial goals and qualitative individual goals. Our chief executive officer has the authority to reduce (but not increase) the ultimate ICP awards paid to members of our executives, other than our named executive officers, based on factors determined to be appropriate by our chief executive officer.

Annual Incentive Compensation of Our Chief Executive Officer.   For 2006, the target annual incentive award for our chief executive officer, James E. Hyman, was 80% of his base salary. Sixty percent (60%) of his award was based on Company financial performance measures, which included earnings per share

(EPS), cash flow (EBITDA) and return on capital employed, determined without regard to shareholder equity (RACE). Only 25% of this portion of Mr. Hyman’s annual incentive award was payable if our financial performance met the established “threshold” performance level as described below. If we exceeded the target performance criteria levels, this portion of the award increased to a maximum of 200% of the target award level.

For the portion of the award based on our financial performance, each of the financial measures was equally weighted. The target award was based on achieving an EPS of $0.65, EBITDA of $59.8 million and RACE of 2.8%. The threshold award was based on achieving a threshold EPS of $0.55, EBITDA of $47.84 million and RACE of 2.02%. The maximum award would be paid if we achieved EPS of $0.75 or greater, EBITDA of $71.76 million or greater and RACE of 3.2% or greater. Certain extraordinary and one-time expenses relating to the “going private” transaction and losses relating to discontinued operations were disregarded in determining our level of performance with respect to the financial performance criteria applicable under the plan.

Our performance under these measures in 2006 for purposes of the ICP were EPS of $0.87, EBITDA of $63.25 million and RACE of 3.8%. These results were above the established target levels and resulted in a payment to Mr. Hyman of the Company financial performance portion of the award in an amount of $408,022. That amount is equal to 176% of the target for this portion of the award.

In addition to the financial performance portion of Mr. Hyman’s award, 40% of the award was based on achievement of specified Company operational measures and personal milestones. The maximum amount for this portion of the annual incentive award (40% of the aggregate target annual incentive award) was payable if our operations were free from specified types of incidents, and all personal milestones established by the Committee for Mr. Hyman are achieved. For 2006, this portion of Mr. Hyman’s award was based on the following:

•       no material fraud or events requiring board or external investigation

•       lack of certain critical incidents based on process failures;

•       completion of an analysis of employee turnover and creation of a corresponding action plan;

•       reduction in the degree of underutilized beds; and

•       certain site-specific goals.

For 2006, the Committee determined that, while the maximum potential achievement level of these individual goals had not been attained, a significant achievement level had been attained. The resulting payout was $104,139, or 67.5% of the target for this portion of the award. Thus, Mr. Hyman’s total award under the ICP for 2006 was $512,161.

Mr. Hyman’s annual incentive compensation has not yet been established for 2007.

Annual Incentive Compensation for Other Executives.   The Committee establishes separate criteria under the ICP for our other executives. Quantitative, financial goals are based on key financial indicators. In 2006, the Committee established quantitative goals based on targeted increases in our “economic value added” (“EVA”), which is generally defined as the sum of our net operating profits after taxes minus the cost of capital, adjusted for extraordinary or unusual items. The target ICP awards for 2006 were based on an EVA increase over 2005 of $11.3 million. Threshold ICP award amounts, equal to 50% of the target award, were also payable if our EVA increase over 2005 reached a threshold amount of $10.7 million. In determining our EVA for purposes of the ICP, adjustments for the following extraordinary or unusual items are made:

•       changes to applicable accounting standards after the performance goal has been set;

•       unbudgeted capital transactions (including expenses related to the “going private” transaction that was rejected by shareholders in early 2007);

•       profit or loss attributable to any entity acquired by us during the year;

•       the portion of the Regional Correctional Center “true up” payments credited for certain 2006 ICP participants related to their 2006 qualitative award payments; and

•       all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with the standards established by Opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30).

Each year, the Committee approves the specific financial and individual goals for each of our named executive officers and the weighting among the goals. Threshold, target and maximum payment opportunities are established for each named executive officer based on a percentage of the officer’s base pay. In 2006, the Committee established the EVA-based Company financial goals described above and individual personal goals for each of our named executive officers, with a weighting for our named executive officers other than Mr. Hyman of 70% to the attainment of the company financial goals and 30% to the achievement of individual qualitative goals. Target ICP awards ranged from 80% of base pay for our chief executive officer to 25% of base pay for other named executive officers at the vice president level, with a maximum payout for our named executive officers other than Mr. Hyman equal to 170% of the target award. This is equal to 200% of the portion of the award that is based on our financial performance (70%), plus the maximum payable under the portion of the award (30%) that is based on individual achievement of established personal goals.

Individual qualitative goals for Mr. Nieser in 2006 were:

•       obtainment from our independent registered public accounting firm of an unqualified opinion with respect to the effectiveness of our internal controls over financial reporting and an unqualified opinion on our consolidated financial statements for 2006;

•       develop and drive funding and financing strategy for 2006 and future periods;

•       develop and implement action plans for existing staff based on needs identified in leadership assessment process and improve basic financial skills and capabilities of field business personnel;

•       drive evolution of cyclical processes including the operating plan and budget, monthly financial reviews and forecasting; and

•       drive productivity in documented company balance sheet core processes.

Individual qualitative goals for Mr. Perrin in 2006 were:

•       conversion of human resources information system to new system and company-wide rollout;

•       development and implementation of enhanced performance evaluation and leadership development process, to include online functionality;

•       achievement of specified savings by redesigning the employee health and welfare benefits and risk management oversight;

•       implementation of risk management reporting and metrics system for monitoring critical incidents at facilities; and

•       advance and guide performance and processes in payroll, human resources, labor relations, skills assessments, responsiveness to field and other key areas.

Mark S. Croft, our former general counsel and corporate secretary, resigned in August 2006 and received no non-equity incentive compensation.

For 2006, the Company achieved an EVA increase in excess of $14 million, resulting in a payout on the quantitative portion of the incentive compensation of 200% of the Target. For purposes of determining the EVA increase, costs and expenses relating to the “going private” transaction that was rejected by the shareholders in early 2007 were carved out of our financial results. When combined with the individualized goals and objectives applicable to each executive, which determines the level at which the other 30% of the award is paid, incentive-based payments were made to each of our executives in the amounts reflected in the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.”

For 2007, the quantitative, financial goals under the ICP for our named executive officers is expected to be based on the same financial performance criteria as applicable to our chief executive officer for 2007, which has not yet been established.

Mr. Nieser’s qualitative goals for 2007 are:

•       obtain unqualified opinion from our independent registered public accounting firm on our consolidated financial statements for 2007 and on the effectiveness of our internal controls over financial reporting;

•       successful implementation of financial system software conversion;

•       develop and implement leadership development action plans for departmental leaders;

•       drive evolution of financial cyclical processes and reporting form/content; and

•       drive enhanced productivity in core financial and accounting processes; reduce days sales outstanding; achieve certain savings targets.

Mr. Perrin’s qualitative goals for 2007 are:

•       complete implementation of human resources / payroll process redesign, delivering budget run rate savings of a specified amount;

•       implement improved analysis process for employee life cycle and creation of enhanced sourcing, screening and retention tools;

•       deliver specified savings via administrative and risk management projects;

•       analyze and recommend long-term employee healthcare cost containment options; develop a risk management assessment of operating risk for providing medical services to inmates/residents/clients; and

•       transition the human resources function from a centralized model to a divisional/field level model, while assessing individual and departmental strengths and development needs to result in a successful transition.

Equity Compensation

As stated above, we believe that the use of equity-based compensation creates an important long-term link between the compensation of our executive management team and the interests of, and the value realized by, our shareholders.

Equity grants to our executive officers are approved by the Committee, and become effective upon Board approval. Our chief executive officer is authorized, with the approval of the Committee and the Board, to grant equity awards to executives who are not executive officers. The grant price of all of our option grants is not less than the market price of our stock on the date of grant. None of our option grants have been backdated or repriced. We do not have a practice of granting options or other equity awards at or near the time of a release of material nonpublic information, or to otherwise time the granting of equity awards to take advantage of material Company information.

Historically, we granted stock options to our executives primarily in connection with their initial hiring as a special sign-on incentive, and upon a significant promotion. These historical stock options typically vested ratably over a five-year period. In 2006, we began to include a performance component to our stock option grants. Specifically, the vesting provision of these 2006 performance-based options are keyed to specified EBITDA hurdles. At an EBITDA of $60 million, the option becomes 20% vested, and the vesting percentage increases by 20% with each $5 million increase in EBITDA. Thus, the options will become fully vested only if we achieve the highest EBITDA goal of $80 million. Based on our EBITDA achieved for 2006, 20% of these options vested as of the end of 2006.

All of these 2006 stock option grants to our named executive officers include the following features:

•       the options vest on a performance-based vesting schedule depending on the attainment of the specified EBITDA goals described above; and

•       the term of the grant does not exceed 10 years.

Additionally, in connection with the employment agreement we entered into with our chief executive officer James E. Hyman, in March 2005, we granted Mr. Hyman time-based stock options and shares of performance-based restricted stock. As described in more detail below under the description of the employment agreement with Mr. Hyman, the restricted stock award vests in part over time and in part upon the attainment of specified comparative and actual earnings-per-share results.

For 2007, we have continued to use long-term equity compensation grants as an important part of our overall executive compensation program. Equity awards to our executives other than Mr. Hyman, who has not yet been granted an equity award in 2007, include restricted stock awards, and one instance of a combination of stock option and restricted stock awards, that are subject to performance- and time-based vesting provisions. Generally, one-half of the awards become vested over four years at the rate of one-fourth on each anniversary of the date of grant. The other half vests based upon our attainment of specified EBITDA goals. At an EBITDA of $69.1 million, the award becomes 20% vested; the vesting percentage increases by 20% as we achieve specified EBITDA hurdles as follows—$78 million; $86 million; $94 million and $102 million, in any particular year.

Other Benefit Programs

Our executives participate in other employee benefit plans generally available to our employees on a broad basis, including our 401(k) plan and health care benefit plans. Additionally, our executives and other qualifying members of our senior managagement are eligible to participate in a nonqualified deferred compensation plan, which permits eligible executives to defer a portion of their base salary and/or annual incentive pay until retirement, termination of employment or other events or times specified in the plan. Currently, none of our executives are actively participating in this nonqualified deferred compensation plan; however, we continue to maintain the plan because we believe it can be advantageous to us in attracting and retaining key executives. Beginning in 2007, our executive officers will also be eligible to receive a company contribution under the nonqualified deferred compensation plan to make up for matching contributions under our 401(k) plan which the executive may be required to forfeit as a result of the 401(k) plan not meeting the prescribed nondiscrimination tests applicable to 401(k) plans. We do not generally provide perquisites to our executives.

Accounting and Tax Considerations

In designing and administering the Company’s executive compensation program, the Committee considers the accounting effects of the various elements on the Company and the tax effects on the Company and the executives. Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted January 1, 2006. Under this accounting standard, we value stock options under the fair value method and expense those amounts in our income statement over the stock option’s vesting period.

We generally have intended to structure our compensation program to comply with Code Sections 162(m) and 409A. Not all compensation historically awarded would meet the requirements of section 162(m), however. Under section 162(m) of the Code, a publicly-held corporation may not take an income tax deduction for individual compensation paid to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Under section 409A of the Code, nonqualified deferred compensation arrangements must meet certain requirements regarding the timing of deferrals and distributions. If an arrangement does not comply with the section 409A requirements, the nonqualified deferred compensation becomes taxable to the executive in the first year it is not subject to a substantial risk of forfeiture. In such case, the executive officer is also subject to interest and an additional excise tax of 20% on the benefit includible in income.

Effect of Restatements or Earnings Adjustments and Recovery of Incentive Pay

In the event of a restatement of or adjustment to our earnings, the Committee may consider the effect of the restatement or adjustment on compensation paid or to be paid to executives, including whether repayment of compensation to the Company, to the extent permitted by applicable law, may be required. Among the factors to be considered by the Committee will be the materiality of the restatement or adjustment and the role of executives, or any specific executive, in the restatement or adjustment or events leading to the restatement or adjustment. We are also reviewing a formal policy to recover incentive compensation based upon the achievement of financial results that were subsequently restated because an executive engaged in intentional misconduct or fraudulent behavior and expect to implement the policy in 2007.

Employment and Severance Agreements

We have entered into an employment agreement with our chief executive officer, James E. Hyman, and we have severance/change in control agreements with certain of our other executive officers as described below. We believe that each of the employment and severance/change in control agreements we have entered into with our executives have been critical in our ability to retain the individual, and provide the individual with reasonable financial security to focus on carrying out our business strategies. These agreements are described in the footnotes to the Summary Compensation Table set forth below.

James E. Hyman.   In connection with the hiring of Mr. Hyman in March 2005, we entered into an employment agreement under which he agreed to serve as our chief executive officer and chairman of the board. The agreement has a rolling two-year term (the “Employment Period”). Under the agreement, Mr. Hyman’s initial annual base salary was established as $475,000, which may be increased, but not decreased, at the discretion of our Board. He is also eligible for an annual cash bonus in an amount of $25,000 plus an additional amount under our annual Incentive Compensation Plan (ICP) based upon the achievement of established performance objectives. Under the agreement, Mr. Hyman also received a $165,000 signing bonus, which was subject to certain repayment obligations.

Pursuant to the agreement, Mr. Hyman was granted options to purchase 50,000 shares of our common stock under our 1996 Stock Option Plan, with an exercise price equal to the closing price of the common stock on the date of grant. The options vest and become exercisable in one-third increments annually on

January 24, 2006, 2007, and 2008, respectively, provided that Mr. Hyman has remained continuously employed by us through the applicable vesting date.

Pursuant to the agreement, if we terminate Mr. Hyman’s employment for cause, Mr. Hyman is entitled to receive his base salary accrued through the termination date and reimbursement of all of his reasonable business expenses under our normal expense reimbursement policy. If Mr. Hyman’s employment is terminated due to his death or disability (as defined in the agreement), Mr. Hyman or his estate will receive (i) his base salary accrued through the date of death or disability, (ii) a prorated bonus for the year in which the death or disability occurs, (iii) reimbursement of all of his reasonable expenses and (iv) extended health care benefits (COBRA) at our expense for six months.

If we terminate Mr. Hyman’s employment without cause or if he voluntarily terminates his employment with good reason, he is entitled to receive the following: (i) base salary accrued through the termination date, (ii) a prorated bonus for the year in which the termination occurs, (iii) an amount equal to his base salary plus his target bonus for the remainder of the Employment Period, (iv) reimbursement of all of his reasonable expenses, (v) extended health care benefits (COBRA) at our expense for eighteen months following his termination, and (vi) the immediate vesting of the restricted stock awarded to him in March 2005. All cash payments that we owe Mr. Hyman upon termination must be paid to him or his estate within one month of the date of termination.

If Mr. Hyman voluntarily terminates his employment within 180 days following a change in control (as defined in the agreement), the termination will be considered to be with good reason, and Mr. Hyman will be entitled to receive the same benefits described above, except that no vesting of Mr. Hyman’s restricted stock will occur. Mr. Hyman will also receive reimbursement for relocation expenses if his employment is terminated without cause or for good reason within 180 days following a change in control.

Additionally, under the agreement, we entered into a Restricted Stock Award Agreement with Mr. Hyman effective as of March 14, 2005. Under this agreement we granted Mr. Hyman 85,000 shares of restricted stock, 25,000 shares of which vest on January 24, 2008, if Mr. Hyman remains continuously employed by us through that date. In addition, 30,000 shares of the restricted stock will vest if we meet certain comparative shareholder return goals over the period ending January 24, 2008. The remaining 30,000 shares of restricted stock will vest if we meet certain earnings per share goals over the period ending December 31, 2007.

The agreement provides for accelerated vesting of the March 2005 restricted stock upon Mr. Hyman’s termination without cause or for good reason (other than a voluntary termination following a change in control that is “deemed” a good reason termination). Unvested shares are automatically forfeited upon our termination of Mr. Hyman for cause, his resignation without good reason, or his death or disability.

Mr. Hyman would also be entitled to a gross-up payment, to the extent any payments to him were treated as excess parachute payments subject to excise tax, so that the net amount received by Mr. Hyman after application of such tax would equal the amount he would have otherwise received had the excise tax not applied to him.

John R. Nieser.   In March 2005, we entered into an employment/separation agreement with our chief financial officer, John R. Nieser, which was amended effective as of March 14, 2007. The agreement had a rolling two-year term until March 14, 2007, and beginning March 15, 2007, has a rolling one-year term. Mr. Nieser’s annual base salary for 2006 was $215,000 per year, and he is eligible for an annual cash bonus at a targeted amount of 50% of his annual base salary upon the attainment of performance criteria established by the Committee under the ICP. Mr. Nieser’s base salary was increased to $250,000 effective as of April 2, 2007.

If Mr. Nieser’s employment is terminated due to death or disability (as defined in the agreement), Mr. Nieser or his estate is entitled to his base salary and bonus earned through the date of termination (as defined in the agreement). If Mr. Nieser’s employment is terminated for cause (as defined in the agreement) or due to voluntary resignation, Mr. Nieser is entitled to his base salary through the date of termination. If Mr. Nieser is terminated without cause, or is terminated involuntarily by the Company within 180 days following a change in control (as defined in the agreement), he is entitled to his base salary and bonus through the date of termination, and continuation of his base salary for 24 months. Mr. Nieser furthermore would be entitled to additional payments equal to our contribution toward the cost of coverage under our health plan during the severance period for so long as Mr. Nieser remained covered by our health plan. Mr. Nieser would furthermore be entitled to a gross-up payment, to the extent any payments to him were treated as excess parachute payments subject to excise tax, so that the net amount received by Mr. Nieser after application of such tax would equal the amount he would have otherwise received had the excise tax not applied to him.

Patrick N. Perrin.   In December 1999, we entered into an employment/severance agreement with Patrick N. Perrin, our senior vice president and chief administrative officer, as amended March 14, 2007. Mr. Perrin’s annual base salary for 2006 was $186,000 per year, and he was eligible for a discretionary cash bonus under our ICP at a targeted amount of 25% of his annual base salary based on the attainment of specified performance goals. Mr. Perrin’s base salary was increased to $205,000 effective as of April 2, 2007.

If Mr. Perrin’s employment is terminated for any reason within one year following a change in control (as defined in the agreement), all stock options, restricted stock awards and similar awards granted to Mr. Perrin prior to the termination date will vest immediately on the date of termination, and we will pay to Mr. Perrin a severance payment equal to the sum of (i) his highest annual base salary as of the termination date or the change in control date, and (ii) the average bonus paid to him for the two most recent full fiscal years ending on or prior to the termination date. The severance amounts are payable in a lump sum in cash (a) on the termination date if we terminate Mr. Perrin, or (b) within thirty days after the termination date if Mr. Perrin’s employment is terminated by him or upon his death or retirement.

If Mr. Perrin’s employment is terminated involuntarily by us, with or without cause, within 180 days of a change in control (as defined in the agreement), then in lieu of the rights and benefits described in the preceding paragraph, he would be entitled to his base salary and bonus through the date of termination, and continuation of his salary for 18 months. Mr. Perrin furthermore would be entitled to additional payments during the severance period, equal to our contribution toward the cost of coverage under our health plan for active employees, for so long as Mr. Perrin remained covered by our health plan.

Mark S. Croft.   In November 2005, we entered into an agreement/severance arrangement with our former general counsel, Mark S. Croft. Mr. Croft’s annual base salary for 2006 was $205,000 per year, and he was eligible for an annual cash bonus at a targeted amount of 30% of his annual base salary, upon the attainment of performance criteria established by our Compensation Committee under the ICP. Under the terms of the severance agreement, if, within one year after a change in control (as defined in the agreement), Mr. Croft’s employment was terminated for any reason, with or without cause, he would receive a lump sum cash payment equal to the sum of (i) his highest annual base salary as of the date of termination or the date the change in control occurs, and (ii) the average of the annual bonus paid or payable to him for the two most recent full fiscal years ending on or prior to the termination date (or if Mr. Croft had not been employed for two full fiscal years, then the annual bonus for the most recent full fiscal year). In addition, all stock options, restricted stock awards and similar awards granted to Mr. Croft prior to the termination date would immediately vest.

Mr. Croft resigned his position with us on August 24, 2006. In connection with such resignation, we entered into a severance agreement with him, pursuant to which he released us from any and all employment-related claims, including any amounts otherwise due under his prior severance agreement, and received continuation of his then current base salary for twelve months, as well as a lump sum payment toward the cost of medical continuation coverage.

William E. Turcotte.   In March 2007, we entered into an employment agreement with our general counsel and corporate secretary, William E. Turcotte. Mr. Turcotte’s initial annual base salary is $230,000 per year, and he is eligible for an annual cash bonus at a targeted amount of 35% of his annual base salary upon the attainment of performance criteria established by the Committee under the ICP. If Mr. Turcotte’s employment is terminated due to death or disability (as defined in the agreement), Mr. Turcotte or his estate is entitled to his base salary and bonus earned through the date of termination (as defined in the agreement). If Mr. Turcotte’s employment is terminated for cause (as defined in the agreement) or due to voluntary resignation, Mr. Turcotte is entitled to his base salary through the date of termination. If Mr. Turcotte is terminated without cause, he is entitled to his base salary and bonus through the date of termination, and continuation of his base salary for 12 months. If Mr. Turcotte is terminated involuntarily by the Company without cause within 180 days following a change in control (as defined in the agreement), he is entitled to his base salary and bonus through the date of termination, and continuation of his base salary for 18 months.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:
Richard Crane, Chairman
Todd Goodwin
Andrew R. Jones
Sally L. Walker

SUMMARY COMPENSATION TABLE

The following table included information concerning compensation for the one-year period ending December 31, 2006 for our principal executive officer, our principal financial officer, and the two next most highly-compensated members of our executive management team. We had only four named executive officers for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation(3) ($)		Total ($)
James E. Hyman, Chairman and Chief Executive Officer	2006	478,288	25,000	308,796	157,351		512,161		7,840		1,489,436
John R. Nieser, Chief Financial Officer and Treasurer	2006	210,230	—	—	133,453		171,000		6,738		521,420
Patrick N. Perrin, Senior Vice-President and Chief Administrative Officer	2006	185,480	—	—	46,911		327,854	(4)	7,076		567,321
Mark S. Croft, Former General Counsel and Corporate Secretary	2006	133,846	—	—	7,039	(5)	—		51,703	(6)	192,588

(1)                The amount shown in this column for Mr. Hyman represents the expense we recognized in 2006 in connection with the award of restricted stock to Mr. Hyman, as determined for purposes of reporting under FAS 123R. The assumptions used in arriving at such amount may be found as discussed in Note 1 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Financial Statements and Supplementary Data- Note 1.”

(2)                The amounts shown in this column represent the expense we recognized in 2006 with respect to the outstanding stock options held by each named executive officer, as determined for purposes of reporting under FAS 123R, of all options outstanding to each of the named executive officers. The assumptions used in arriving at such values may be found as discussed in Note 1 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Financial Statements and Supplementary Data- Note 1.”

(3)                Except as otherwise noted with respect to Mr. Croft, all amounts shown in this column represent the total of matching contributions and life insurance premiums paid by the Company on each named executive’s behalf. No named executive officer received perquisites in excess of $10,000 in the aggregate.

(4)                Of this amount, $73,000 was paid or is payable to Mr. Perrin under our Incentive Compensation Plan for 2006. The remaining $254,854 was paid to Mr. Perrin under our Deferred Bonus Plan. This payment, as well as our Deferred Bonus Plan, are described in greater detail in the “Nonqualified Deferred Compensation” table below, and in the notes that follow thereafter.

(5)                Upon his resignation on August 24, 2006, Mr. Croft forfeited all options that were outstanding to him.

(6)                Of this amount, $47,308 represents severance payments made to Mr. Croft under the severance agreement he entered into upon his resignation, and the remainder represents the total of matching contributions and life insurance premiums paid by the Company on each named executive’s behalf.

Indemnification Agreements

We have entered into indemnification agreements with each of the named executive officers. The indemnification agreements provide that we will indemnify the executive and hold him harmless from any losses and expenses which, in type or amount, are not insured under our directors’ and officers’ liability insurance, as a result of claims or allegations made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted solely by reason of being an officer or director of the Company. Indemnification under these agreements is permitted only to the extent that it is permitted under Delaware law, and the indemnification is subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the options and non-equity incentive compensation awards granted during or for the fiscal year ended December 31, 2006 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards ($/Sh)	Awards(3) ($)
James E. Hyman	04/07/2006	57,855	385,700	617,120	20,000	14.15	125,200
John R. Nieser	04/07/2006	37,625	107,500	182,750	11,000	14.15	68,860
Patrick N. Perrin	04/07/2006	16,275	46,500	79,050	8,500	14.15	53,210
Mark S. Croft	04/07/2006	21,525	61,500	104,550	8,000	14.15	50,080

(1)          The options granted in 2006 were approved by the Board on March 10, 2006, with a date of grant of April 3, 2006 or as soon thereafter as practicable (in order to permit the authorized officers of the Company to finalize the terms of the grant); the effective date of the options was April 7, 2006 (and the closing price of our common stock on that date was $14.15, compared to $13.54 on March 10, 2006). These options contained terms that would convert the options to deferred compensation in the event a change in control were to occur within nine months of the date of grant.

(2)          The estimated payouts of awards are based on a percentage of base pay for each named executive officer, as in effect at the end of the fiscal year. For purposes of calculating threshold, target and maximum awards under our incentive compensation plan, base salaries as in effect at our fiscal year-end and target bonus percentages were as follows: Mr. Hyman, $482,125 (80%); Mr. Perrin, $186,000 (25%); Mr. Nieser, $215,000 (50%); and Mr. Croft, $205,000 (30%). For a discussion of the criteria for these awards, see CD&A, “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation of our Chief Executive Officer” for Mr. Hyman and “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation for Other Executives” for the other Named Executive Officers.

(3)          The amount shown in this column represents the full value of awards granted in 2006, as determined for purposes of reporting under FAS 123R, of the annual grants received by each named executive officer in 2006. The assumptions used in arriving at such values may be found as discussed in Note 1 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Financial Statements and Supplementary Data- Note 1.”

Incentive Compensation of Our Chief Executive Officer

The Committee established the annual incentive compensation design for Mr. Hyman in June 2005 and subsequently updated it in 2006. In addition to a guaranteed bonus of $25,000, the Committee established Mr. Hyman’s annual incentive award opportunity based on criteria described in the Compensation Discussion & Analysis (“CD&A”) above. See “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation of our Chief Executive Officer.”

Incentive Compensation of Our Other Named Executive Officers

The incentive compensation amounts in the table for named executive officers, other than our CEO, reflect the performance-based bonus opportunities that were made available to the named executive officers under our ICP. Awards under the ICP to our named executive officers other than our CEO are described in detail in the CD&A set forth above. See “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation for Other Executives.”

Stock Option Awards

Options awarded in 2006 were awarded under our Amended and Restated 1996 Stock Option Plan. The options were granted with an exercise price equal to the closing price of our common stock on the date the options were granted. The options expire ten years following the date of grant, or April 7, 2016.

All of these options vest in a percentage that is keyed to EBITDA of the Company, as described in detail in the CD&A set forth above. See “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Equity Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding restricted stock and option awards outstanding as of December 31, 2006 with respect to each of our named executive officers listed in the Summary Compensation Table.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
James E. Hyman	16,667	33,333	(3)			13.34	03/14/2015	25,000	(5)	458,250	60,000	(6)	1,099,800
	4,000			16,000	(4)	14.15	04/07/2016
John R. Nieser	4,000	6,000				13.59	06/03/2014
	4,000	6,000				12.26	08/12/2014
		13,800	(8)	32,200	(7)	12.60	03/31/2015
	2,200			8,800	(4)	14.15	04/07/2016
Patrick N. Perrin	15,000					15.81	11/01/2008
	7,500					4.00	12/08/2010
	8,000	2,000				12.80	04/30/2012
	1,865					8.40	03/12/2013
	1,119	746				8.40	03/12/2013
	4,000	6,000				13.68	06/18/2014
	1,700			6,800	(4)	14.15	04/07/2016
Mark S. Croft(9)

(1)                Except as otherwise noted with respect to certain option grants to Mr. Hyman and Mr. Nieser and the options granted on April 7, 2006 described in footnote 4 below, all options reflected in this column vest at the rate of 20% per year, beginning on the first anniversary of the date of grant.

(2)                Based on the closing price of our common stock on December 29, 2006 of $18.33.

(3)                This option vests annually in one-third increments, beginning January 24, 2006. The award will be fully vested on January 24, 2008.

(4)                This option vests in a percentage that is keyed to EBITDA of the Company, as described in detail in the CD&A above. As described in the CD&A, we determined that EBITDA for the 2006 fiscal year was sufficient to result in this option becoming 20% vested, as reflected in the table. See “—Elements of Our Executive Compensation Program—Incentive Compensation Program—Equity Compensation.”

(5)                This grant of restricted stock to Mr. Hyman vests on January 24, 2008, assuming Mr. Hyman continues to be employed by us. In accordance with FAS 123R, a portion of the value of such shares has been treated as an expense for the 2006 fiscal year.

(6)                This grant of restricted stock to Mr. Hyman vests as follows: 30,000 shares vest upon our attainment of certain shareholder return performance goals, determined by measuring certain aspects of our performance against the same aspects of other companies in the industry on a relative basis, over the three year period ending in January 2008; and the remaining 30,000 shares vest upon our achievement of an average earnings per share goal over the period ending on December 31, 2007. In accordance with FAS 123R, a portion of the value of such shares has been treated as an expense for the 2006 fiscal year.

(7)                This option grant vests as follows: options for 16,100 shares would vest upon our attainment of certain shareholder return performance goals, determined by measuring certain aspects of our performance against the same aspects of other companies in the industry on a relative basis, over the period ending on March 15, 2008 (these options were cancelled in March 2007 by mutual agreement); and options on the remaining 16,100 shares vest based upon our achievement of an average earnings per share over the three-year period ending on December 31, 2007. In accordance with FAS 123R, a portion of the value of such options has been treated as an expense for the 2006 fiscal year.

(8)                This option grant vests on March 15, 2008. In accordance with FAS 123R, a portion of the value of such options has been treated as an expense for the 2006 fiscal year.

(9)                Mr. Croft forfeited all outstanding equity awards upon his resignation on August 24, 2006.

OPTION EXERCISES AND STOCK VESTED

During fiscal 2006, no named executive officer exercised any stock options, SARs or similar instruments, and no stock, including restricted stock, restricted stock units and similar instruments, granted in prior years to any named executive officer became vested in the named executive officer.

PENSION BENEFITS

The Company does not provide any benefits of the type required to be disclosed under the caption “Pension Benefits.”

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the nonqualified deferred compensation plans and arrangements applicable to the named executive officers, as of December 31, 2006.

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
James E. Hyman	—	—	—	—	—
John R. Nieser	—	—	—	—	—
Patrick N. Perrin	—	—	$58,361	$254,854	—
Mark S. Croft	—	—	—	—	—

(1)          Under our Deferred Bonus Plan, Mr. Perrin held a “deemed” award of 14,218 shares of common stock, which vested on September 30, 2006. The deferred bonus was paid to him in cash on November 9, 2006, based on a stock price of $17.91, after we confirmed that the performance-based vesting conditions applicable under the plan had been satisfied. The earnings amount is based on the difference between the closing value of our common stock as of December 31, 2005 ($13.82 per share) and the value of our common stock for purposes of valuing the distribution. Because our qualified 401(k) plan permits employees to invest their accounts in common stock of the Company, the earnings on Mr. Perrin’s nonqualified deferred compensation account are not treated as above-market interest rate earnings and thus are not included as an item of disclosure in the Summary Compensation Table.

The Deferred Bonus Plan provided for an award of deferred bonuses to certain executives and employees of the Company. All awards under the plan were granted as of October 1, 2001. The plan provided that the awards became vested at such time as the recipient received 60 “vesting service credits.” Under the plan, a participant received one or more “vesting service credits” based upon our financial performance for each month. Under the plan, however, full vesting could not occur earlier than the 60th month following the date the award was granted. Based upon our performance following the date of Mr. Perrin’s award, Mr. Perrin’s award became fully vested on September 30, 2006, 60 months following the date the award was granted.

Mr. Perrin’s award under the plan was $250,000, and the full amount was “deemed” invested in our common stock during the period between the time that it was granted to him and the date of distribution. Therefore, total earnings over the life of the award amounted to $4,854. Pursuant to an election made by Mr. Perrin at the time the award was granted, Mr. Perrin received payment of his account at such time as it became 100% vested, in a single lump sum in cash. The payment to Mr. Perrin summarized in the above table exhausted all benefits payable under the Deferred Bonus Plan. No other nonqualified deferred compensation is outstanding or payable to any other of our executive officers.

We also maintain a Deferred Compensation Plan, which was originally effective as of June 1, 1999. Under the plan, executives who are designated as eligible participants may elect to defer up to 75% of their compensation. We, in our sole discretion, may also make Company contributions to participants’ accounts. However, participants’ accounts are maintained as an unfunded, bookkeeping account, as the plan is an unfunded nonqualified deferred compensation plan.

All amounts deferred to the plan as well as Company contributions are fully vested at all times. Participants may direct that their accounts be subject to earnings based upon certain deemed investments among the various investment options that we choose to make available to participants under the Plan.

Deferred compensation accounts are paid to participants upon the earlier of their separation from service or upon a designated date in the future, in the form of a lump sum or installments over a five- or ten-year period, in each case, as elected by the participants at the time they make their deferral elections. Benefits are also payable upon the participant’s death, disability or upon a change in control of the Company.

Currently, all of the named executive officers are eligible to participate in the deferred compensation plan. However, none of the named executive officers have elected to defer any amount of his compensation to the plan, nor have we made any Company contributions. Therefore, no benefits or related liabilities had accrued under this plan with respect to the named executive officers during the year ended December 31, 2006.

Beginning with the 2006 fiscal year, that portion of the Company matching contribution under the 401(k) plan that an executive officer would otherwise forfeit due to the limitations on compensation or the nondiscrimination testing applicable to our 401(k) plan, may be credited to our Nonqualified Deferred Compensation Plan. We anticipate that the named executive officers may have an amount credited to this plan in 2007 relating to the 2006 fiscal year. However, we will not make this determination until we have completed all testing under the 401(k) plan and the annual audit of the 401(k) plan is complete. Any such amounts credited to the named executive officer’s account will be reported in the year in which such amounts are credited to the account.

Potential Payments Upon Termination or Change in Control

The following table sets forth the compensation payable to each of the named executive officers that were employed at the end of 2006 in the event of termination of such executive’s employment. Mr. Croft resigned during the year and is not included in the tables; but the amounts paid to him upon his resignation are disclosed in the Summary Compensation Table.

The type and amount of compensation payable in connection with each of the events described below is set forth in the table. The amounts assume that termination was effective as of the end of 2006 and are estimates of the awards and amounts that would be paid to the executives upon their termination. The amounts do not include payment of base salary earned up to the date of termination. For purposes of a “change in control,” we have assumed that the change in control provisions were triggered in all applicable plans and agreements. The amount for COBRA continuation was determined on the basis of our cost of providing the continuation coverage.

Each of the agreements under which the termination payments are provided includes a covenant prohibiting the executive from disclosing our confidential information and a covenant restricting competition and solicitation of our employees by the executive.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

James E. Hyman

	Death or Disability $	Voluntary Resignation $	Resignation for Good Reason or Termination without Cause (Including Following Change in Control) $	Resignation within 180 days following Change in Control $	Termination for Cause $	Termination for Cause Following Change in Control $
Severance Pay	—	—	964,250	964,250	—	—
2006 ICP (As Determined by 2006 Performance)	537,161	—	537,161	537,161	—	—
Severance ICP @ Target	—	—	821,400	821,400	—	—
COBRA Continuation	7,533	—	22,599	22,599	—	—
Vested Restricted Stock	—	—	—	—	—	—
Unvested Restricted Stock	—	—	1,558,050	—	—	—
Vested Options	99,888	99,888	99,888	99,888	—	99,888
Unvested Options	—	—	233,012	233,012	—	233,012
Relocation Expense	—	—	—	—	—	—
Signing Bonus Repayment	—	(82,500)	—	—	(82,500)	(82,500)
Tax Gross Up (280G Excise Tax)	—	—	262,288	—	—	—
TOTAL	644,582	17,388	4,498,649	2,678,311	(82,500)	250,400

John R. Nieser

	Death or Disability $	Voluntary Resignation $	Resignation for Good Reason $	Termination without Cause (Including Following Change in Control) $	Termination for Cause $
Severance Pay	—	—	—	430,000	—
2006 ICP (As Determined by 2006 Performance)	171,000	—	—	171,000	—
Severance ICP @ Target	—	—	—	—	—
COBRA Continuation	—	—	—	—	—
Vested Options	52,436	52,436	52,436	52,436	—
Unvested Options	—	—	365,224	365,224	—
Tax Gross Up (280G Excise Tax)	—	—	—	61,630	—
TOTAL	223,436	52,436	417,660	1,080,290	—

Patrick N. Perrin

	Death or Disability $	Voluntary Resignation $	Resignation or Separation Within One year Following Change in Control $	Termination without Cause $	Termination for Cause $
Severance Pay	—	—	186,001	—	—
2006 ICP (As Determined by 2006 Performance)	—	—	—	—	—
Severance ICP (Average of 2 Years Prior to Termination)	—	—	43,250	—	—
COBRA Continuation	—	—	—	—	—
Vested Options	244,852	244,852	244,852	244,852	—
Unvested Options	—	—	74,792	—	—
TOTAL	244,852	244,852	548,895	244,852	—

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2006 for each non-employee member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Anthony R. Chase	45,500	45,000	31,200	121,700
Leon Clements(3)	65,500	45,000	61,163	171,663
Richard Crane	56,000	45,000	61,163	162,163
Zachary R. George	—	80,000	61,163	141,163
Todd Goodwin	—	87,500	61,163	148,663
Thomas R. Hudson, Jr.(3)	—	101,000	61,163	162,163
Alfred J. Moran, Jr.	58,000	45,000	61,163	164,163
D. Stephen Slack	—	93,500	31,200	124,700
Sally L. Walker	87,500	—	61,163	148,663

(1)          As of the end of the fiscal year, each director beneficially owned the following number of shares of our common stock: Anthony R. Chase, 10,154; Leon Clements, 3,168; Richard Crane, 3,268; Zachary R. George, 5,848; Todd Goodwin, 13,382; Thomas R. Hudson, Jr., 6,911; Alfred J. Moran, Jr., 3,168; D. Stephen Slack, 33,284; and Sally L. Walker, 0.

(2)          The amount shown in this column includes $31,200, which is the value, as determined for purposes of reporting under FAS 123R, of the annual grants received by each director in 2006. Any additional amount would constitute the amount recognized as expense under FAS 123R related to the vesting in 2006 of options received upon initially being elected to the Board. The assumptions used in arriving at such values are discussed in Note 1 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Financial Statements and Supplementary Data- Note 1.”

As of December 31, 2006, the directors had options to purchase shares of our common stock in the following amounts: Anthony R. Chase, 44,600; Leon Clements, 20,000; Richard Crane, 20,000; Zachary R. George, 20,000; Todd Goodwin, 20,000; Thomas R. Hudson, Jr., 20,000; Alfred Jay Moran, Jr., 20,000; D. Stephen Slack, 35,000; and Sally L. Walker, 20,000.

(3)          Leon Clements and Thomas R. Hudson, Jr. resigned from the board of directors in March 2007.

At the election of each director, fees may be paid in either cash or in common stock under the 2000 Directors Stock Plan. Under the plan, each director may make a separate election to receive cash or stock with respect to (i) the base annual retainer, and (ii) all other retainer and meeting fees as described below.

Employee directors are not paid for their service on our Board or any committee of the Board. We currently pay non-employee directors a base annual retainer of $35,000 (cash election) or $45,000 (stock election) plus reimbursement of expenses for all services as a director, including committee participation or special assignments. The base annual retainer is paid in quarterly installments. The Chairman of the Nominating/Corporate Governance Committee and Compensation Committee each receive an additional $3,500 annual retainer fee. The Chairman of the Audit Committee receives an additional $7,500 annual retainer fee. All other committee members receive an additional annual retainer of $3,500.

In addition to the annual retainers, non-employee directors receive the following fees for attendance at meetings:

•       for each board meeting, including committee meetings held in conjunction with such meetings, all non-employee directors in attendance receive a meeting fee of $3,000; and

•       for committee meetings not held in conjunction with a regular Board meeting, committee members in attendance receive $2,000.

For amounts paid in stock, the number of shares awarded is based upon the average of the closing prices of our common stock on the last trading day of each month in the quarter with respect to which such stock is awarded.

Each non-employee director also receives an annual stock option award covering 5,000 shares of our common stock. For 2006, the options were granted under our Amended and Restated 1996 Stock Option Plan. The options are granted in January of each year, and the exercise price is equal to the closing price of shares of our common stock on the date of grant. Annual awards of stock options are fully vested when granted.

Additionally, upon first being elected to the Board, each non-employee director is granted an option to purchase 15,000 shares of our common stock. The exercise price is equal to the closing price of shares of our common stock on the date of grant. The options are 25% vested when granted, and vest an additional 25% on the first, second and third anniversaries of the date of grant. No new directors were elected in 2006 and therefore, no new director grants were made in 2006.

All options expire on the tenth anniversary of the date of grant.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Richard Crane, Todd Goodwin, Andrew Jones and Sally L. Walker. None of these directors has at any time been an officer or employee of the Company, and none of these directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board or compensation committee.

Performance Graph

The following performance graph compares the cumulative total returns of the Russell 2000 Stock Index and the Company’s peer group. The graph assumes that the value of the investment in the Common Stock and each index was $100 as of December 31, 2001 and that all dividends were reinvested on a quarterly basis.

TOTAL RETURN TO STOCKHOLDERS
(Assumes $100 investment on 12/31/01)

Total Return Analysis

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
Cornell Companies, Inc.	$100.00	$50.99	$77.34	$86.01	$78.30	$103.85
Peer Group(1)	$100.00	$85.97	$152.05	$201.74	$214.98	$353.18
Russell 2000	$100.00	$78.42	$114.00	$133.38	$137.81	$161.24

(1)          The Company’s 2006 peer group consists of the following companies: Corrections Corporation of America and The Geo Group, Inc.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors, upon recommendation of its audit committee, has approved and recommends the appointment of PricewaterhouseCoopers LLP as independent public accountants to conduct an audit of the Company’s financial statements for the year ending December 31, 2007. This firm has acted as independent public accountants for the Company since May 30, 2002.

Members of PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to respond to questions that may be asked by stockholders. Such members will also have an opportunity to make a statement at the Annual Meeting if they desire to do so.

The board of directors recommends that stockholders approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants. In accordance with the Company’s Amended and Restated Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Accordingly, abstentions and broker non-votes applicable to shares of Common Stock present at the Annual Meeting will not be included in the tabulation of votes cast on this proposal.

The Company recommends voting “For” Proposal No. 2.

Information on Independent Registered Public Accounting Firm

The audit committee of the board of directors has considered the qualifications of PricewaterhouseCoopers LLP and recommended that the board of directors appoint them as our independent registered public accounting firm for the fiscal year ending December 31, 2007, which the board did as noted above.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2006 and 2005. Representatives from PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or estimated to be billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005:

	2006	2005
Audit fees	$1,165,000	$1,247,500
Audit related fees	24,000	57,000
Tax fees	—	10,000
All other fees	—	—
	$1,189,000	$1,314,500

Audit Fees.   Audit fees represent the aggregate fees billed or estimated to be billed to us for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services normally provided by our accountants in connection with statutory and regulatory filings or engagements.

Audit Related Fees.   Audit related fees represent the aggregate fees billed to us or estimated to be billed to us for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above, including the implementation and readiness assistance with the requirements of the Sarbanes-Oxley Act of 2002, assistance with registration statements, comfort letters and consents.

Tax Fees.   Tax fees represent the aggregate fees billed to us or estimated to be billed to us for professional services rendered for tax compliance, tax advice and tax planning. The nature of the services comprising these fees were to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

All Other Fees.   All other fees represent the aggregate fees billed to us or estimated to be billed to us for products or services provided to us by PricewaterhouseCoopers LLP, other than the services reported in the above categories. For 2006 and 2005, there were no fees billed related to other services.

The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

Pre-approval Policies and Procedures

The Audit Committee Charter, as amended in October 2004, provides that the Audit Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed for the

Company by the independent registered public accounting firm. The Audit Committee Charter allows the Audit Committee to delegate to subcommittees consisting of one or more members the authority to grant pre-approvals of audit and permitted non-audit services between Audit Committee meetings, so long as the subcommittee reports any pre-approval decisions to the full Audit Committee at the committee’s next scheduled meeting. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2007. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls. All of the 2005 audit and non-audit services described above were pre-approved by the audit committee in accordance with its charter, its policies and procedures, and pursuant to applicable rules of the SEC. All of the fees paid to the independent registered public accounting firm in 2006 were pre-approved by the Audit Committee in accordance with its charter, its policies and procedures, and pursuant to applicable rules of the SEC.

The Audit Committee Charter is available through the Corporate Governance link on our website at www.cornellcompanies.com and to any stockholder upon request.

Audit Committee Report

The Audit Committee consists entirely of independent directors and operates under a written charter adopted by the board of directors, a copy of which is available through the Corporate Governance link on the Company’s website at www.cornellcompanies.com and is available to any stockholder upon request. Management is responsible for our internal controls, preparation of our financial statements and the financial reporting processes. The independent public accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that our financial statements for the year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended; (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the independent accountant its independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Audit Committee:
Alfred J. Moran, Jr., Chairman
Anthony R. Chase
D. Stephen Slack

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Plan Category	(A) Number of Securities to be Issued upon Exercise of Outstanding Stock Options and Warrants	(B) Weighted-average Exercise Price of Outstanding Stock Options and Warrants	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	504,800	$13.46	1,740,182	(1)
Equity compensation plans not approved by security holders	220,902	$9.48	250,047	(2)
Total	725,702	$12.25	1,990,229

(1)          Includes 167,793 shares issuable pursuant to our Employee Stock Purchase Plan and 73,616 shares issuable pursuant to our 2000 Director Stock Plan. Also includes 98,773 shares issuable pursuant to our Amended and Restated 1996 Stock Option Plan. The total number of shares issuable pursuant to our Amended and Restated 1996 Stock Option Plan is equal to the greater of 1,500,000 shares or 15.0% of the number of shares issued and outstanding immediately after the grant of any option under the Plan. Also includes 1,400,00 shares issuable pursuant to our 2006 Equity Incentive Plan.

(2)          Includes 100,000 shares issuable pursuant to our Deferred Compensation Plan and 150,047 shares issuable pursuant to our 2000 Broad-Based Employee Plan. The number of shares issuable pursuant to our 2000 Broad-Based Plan (2000 Plan) is equal to the greater of 400,000 shares or 4.0% of the shares issued and outstanding immediately after the grant of any option under the Plan.

Equity Compensation Plans Not Approved by Security Holders

Deferred Compensation Plan.   We maintain a Deferred Compensation Plan for the purpose of providing deferred compensation for eligible employees. The Deferred Compensation Plan is a nonqualified plan.

A participant in the Deferred Compensation Plan may defer into an account a percentage of compensation each year up to 75.0% of the participant’s compensation received from us. In addition, we may make contributions to the Deferred Compensation Plan on behalf of each participant. Compensation deferred by a participant, or contributions made by us on behalf of a participant, will be invested in mutual funds or our common stock. Participants are fully vested in their accounts and may elect to receive the amounts credited to their accounts either in a lump sum or in five or ten-year annual installment payments. In the event of a change of control (as defined in the Plan), the amounts in each participant’s account will be paid to the participant in a lump sum.

Warrants.   In conjunction with the issuance of the Subordinated Notes in July 2000, we issued warrants to purchase 290,370 shares of our common stock at an exercise price of $6.70. The warrants may only be exercised by payment of the exercise price in cash to us, by cancellation of an amount of warrants equal to the fair market value of the exercise price, or by the cancellation of indebtedness owed to the warrant holder. During 2001, 168,292 shares of common stock were issued in conjunction with the exercise and cancellation of 217,778 warrants; therefore, 72,592 warrants remained outstanding at December 31, 2006.

2000 Broad-Based Employee Plan.   Under our 2000 Plan, we may grant non-qualified stock options to our employees, directors and eligible consultants for up to the greater of 400,000 shares or 4.0% of the aggregate number of shares of common stock issued and outstanding immediately after the grant of any option under the 2000 Plan. The 2000 Plan options vest over a period of up to five years and expire ten years from the grant date. The vesting schedule and term are set by the compensation committee of the board of directors. The exercise price of options issued pursuant to the 2000 Plan can be no less than the market price of our common stock on the date of grant.

Upon notice of an extraordinary transaction (as defined in the 2000 Plan), options granted under the 2000 Plan become fully vested. Upon consummation of the extraordinary transaction, such options, to the extent not previously exercised, automatically terminate.

PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING

The board of directors knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of stockholders of the Company to be held in 2008 must be received by the Company, addressed to the Corporate Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, no later than January 1, 2008, to be included in the proxy statement relating to that meeting.

Any holder of Common Stock of the Company desiring to nominate a person for election to the board of directors of the Company, or desiring to bring business before the 2008 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Corporate Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, within the periods set forth in the provisions of the Company’s amended and restated bylaws summarized below. The written notice must comply with the provisions of the Company’s amended and restated bylaws summarized below.

The Company’s amended and restated bylaws provide that, for any stockholder to nominate a person for election to the board of directors of the Company, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than ninety days prior to the first anniversary of the date of the previous year’s Annual Meeting of stockholders; provided, however, that if no Annual Meeting of stockholders was held in the previous year or if the date of the Annual Meeting is advanced by more than thirty days prior to, or delayed by more than sixty days after, such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the tenth (10th) day following the day on which the date of such meeting has been first publicly disclosed. Any stockholder’s notice to the Corporate Secretary of the Company shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected); and (ii) as to the stockholder giving notice (a) the name and address, as they appear on the Company’s books, of such stockholder and (b) the class and number of shares of the Company which are beneficially owned by such stockholder.

The Company’s amended and restated bylaws provide that, for business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 50 days prior to the meeting; provided, however, that in the event that less than 55 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Corporate Secretary of the Company shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

By Order of the Board of Directors,

William E. Turcotte
General Counsel and Corporate Secretary

Houston, Texas
April 30, 2007

THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY’S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY OF THE COMPANY AT THE COMPANY’S ADDRESS PREVIOUSLY SET FORTH.

PROXY CARD
CORNELL COMPANIES, INC.

PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF CORNELL COMPANIES, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Cornell Companies, Inc. (the “Company”), dated April 30, 2007, in connection with the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, on Thursday, June 14, 2007, and does hereby appoint James E. Hyman, John R. Nieser and William E. Turcotte, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof.

The shares represented hereby will be voted as directed herein.  IN EACH CASE, IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND “FOR” ALL OF THE OTHER PROPOSALS.  AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as the name appears on this card.  Joint owners should each sign.  Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc.  Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

☒           PLEASE MARK VOTES AS IN THIS EXAMPLE

The Company’s Board of Directors recommends a vote FOR all of the Proposals.

1.             Election of Directors (or if any nominee is not available for election, such substitute as the Company’s Board of Directors may designate) for a one-year term ending at the Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified or their earlier resignation or removal.

NOMINEES:  Max Batzer, Anthony R. Chase, Richard Crane, Zachary R. George, Andrew R. Jones, Todd Goodwin, James E. Hyman, Alfred J. Moran, Jr. and D. Stephen Slack.

☐ FOR NOMINEES	☐ WITHHOLD AUTHORITY

☐
FOR ALL NOMINEES (EXCEPT AS NOTED ABOVE)

2.             To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐     FOR                     ☐     AGAINST                     ☐     ABSTAIN

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

Mark box at right if you plan to attend the Meeting     ☐

Mark box at right if an address change or comment has been noted on the reverse side of the card     ☐

Please be sure to sign and date this Proxy.

Date:	, 2007

Print Name

Signature

Signature (if joint)